AMENDMENT TO

AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

PIMCO Funds

650 Newport Center Drive

Newport Beach, California 92660

February 13, 2018

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE:	Share Class Changes

Dear Sirs:

PIMCO Funds (the “Trust”) and Pacific Investment Management Company LLC (the “Adviser”) hereby agree to amend the Amended and Restated Investment Advisory Contract between the Trust and the Adviser, dated February 23, 2009 (the “Contract”), as of the date hereof to delete the following sentence from Section 1:

Twelve separate classes of shares of beneficial interest in the Trust may be offered to investors in each Fund.

The Declaration of Trust establishing the Trust, as amended and restated effective November 4, 2014, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name “PIMCO Funds” refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust to any extent whatsoever, but that the Trust estate only shall be liable.

If the foregoing correctly sets forth the Contract between the Trust and the Adviser, please so indicate by signing, dating and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO FUNDS

By:	/s/ Henrik Larsen
Name:	Henrik Larsen
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter Strelow
Name:	Peter Strelow
Title:	Managing Director

PIMCO FUNDS, on behalf of its series PIMCO Funds: Private Account Portfolio Series - PIMCO Short-Term Floating NAV Portfolio III and PIMCO Funds: Private Account Portfolio Series - PIMCO Short Asset Portfolio

By:	/s/ Henrik Larsen
Name:	Henrik Larsen
Title:	Vice President